Exhibit 23(b)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2019, relating to the consolidated financial statements of Duke Energy Carolinas, LLC and subsidiaries ( “Duke Energy Carolinas”) appearing in the Annual Report on Form 10-K of Duke Energy Carolinas for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
September 23, 2019